UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2007

VITESSE SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-31614 (Commission File Number)	77-0138960 (IRS Employer Identification No.)
741 Calle Plano, Camarillo, California (Address of principal executive offices)	93012 (Zip Code)

Registrant’s telephone number, including area code: (805) 388-3700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 16, 2007, the Board of Directors of Vitesse Semiconductor Corporation (the “Company”) appointed Steven P. Hanson as a Director of the Company and as a member of Audit and Nominating and Corporate Governance Committees of the Board of Directors of the Company.

Mr. Hanson is a senior partner in Southwest Value Acquisitions, a private equity firm. He has served more than 32 years as a senior executive of technology companies, including 28 years at Motorola in various engineering, management and leadership positions. For more than three years, Mr. Hanson was president and chief executive officer of ON Semiconductor. Currently, he is serving as the chairman and CEO of InPlay Technologies Inc., a high-technology firm delivering leadership human input device (HID) technologies and products.

Mr. Hanson has served Arizona State University as a member of the Dean’s Advisory Council, W.P. Carey School of Business and the Dean’s Advisory Council for the Ira A. Fulton School of Engineering. He was awarded the Dean’s Award for Innovation in Executive Education by the W.P. Carey School of Business and is listed in Who’s Who of the Electronics Industry. Mr. Hanson holds a BSEE from the College of Engineering at Arizona State University.

Pursuant to the terms of the Company’s Amended and Restated 2001 Stock Incentive Plan, on August 16, 2007, Mr. Hanson was granted an option to purchase 75,000 shares of the common stock of the Company at an exercise price of $1.11 per share. The options vest in installments cumulatively as to 2% of the aggregate options for each full month following the date of grant that he remains a director. Mr. Hanson also executed an Indemnity Agreement with the Company that is substantially the same as the Indemnity Agreements with all the directors of the Company, the form of which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits
	Exhibit No.	Description
	10.1	Form of Indemnity Agreement with Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 22, 2007

VITESSE SEMICONDUCTOR CORPORATION
By: /s/ MICHAEL B. GREEN Michael B. Green Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Indemnity Agreement with Directors